Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 18, 2017
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended September 30, 2017, consolidated net income was $2,468,000, or $0.31 per diluted common share, compared to $2,830,000, or $0.35 per diluted common share, for the prior quarter and $1,930,000, or $0.24 per diluted common share for the same period of 2016. The earnings decrease compared to the prior period is primarily due to one-time merger-related settlement payments that were recorded in the second quarter. The increase compared to the same period last year was primarily due to loan growth and the positive impact of recent FOMC rate hikes on our cash balances, both resulting in an increase in net interest income.

Net interest income increased to $8,620,000 for the three months ended September 30, 2017, compared to $8,455,000 for the prior quarter and $7,829,000 for the same period of 2016, due to loan growth and increased yields on cash balances as described above. Net interest margin for the three months ended September 30, 2017 was 3.78%, compared to 3.74% for the prior quarter, and 3.73% for the same period of 2016. The net interest margin expanded slightly compared to the prior periods as the Bank continues to deploy low-yielding cash balances into higher yielding loans and investment securities.

Non-interest income for the three months ended September 30, 2017 totaled $1,276,000, compared to $2,036,000 during the prior quarter, and $1,077,000 for the same period of 2016. The decrease compared to the prior quarter is due to the previously mentioned merger-related settlement payments which were recorded in the second quarter. The increase compared to the third quarter of 2016 is due to a $211,000 gain on the sale of an OREO property.

Non-interest expense for the three months ended September 30, 2017 totaled $6,060,000, compared to $6,076,000 during the prior quarter, and $5,924,000 for the same period of 2016. The increase compared to last year corresponds to staffing increases and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $996.7 million as of September 30, 2017, a decrease of $23.8 million from June 30, 2017 and an increase of $49.7 million over September 30, 2016. Gross loans were $636.6 million as of September 30, 2017, an increase of $12.8 million over June 30, 2017, and an increase of $34.0 million over September 30, 2016. The Company’s total deposits were $901.7 million as of September 30, 2017, a decrease of $24.1 million over June 30, 2017, and an increase of $42.0 million over September 30, 2016.

“We are pleased to report another solid quarter. Our vision remains steadfast - to build loyalty and lifelong relationships, based on trust and the needs of our clients. In turn, they will share their satisfaction with friends and business partners, allowing us to reach new customers and grow the bank,” stated Chris Courtney, President and CEO.

Non-performing assets as of September 30, 2017 were $1,564,000, or 0.16% of total assets, compared to $3,242,000, or 0.32% of total assets, as of June 30, 2017, and $4,099,000, or 0.43%, at September 30, 2016.  The decrease during the quarter is due to the sale of one OREO property and a significant pay-down on one impaired loan relationship. Provisions for loan loss of $70,000 were recorded during the third quarter of 2017, mainly due to loan growth, as credit quality has continued to improve, thus decreasing the allowance for loan losses to 1.24% of gross loans at September 30, 2017 compared to 1.26% at June 30, 2017 and 1.29% at September 30, 2016.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2017	2017	2017	2016	2016

Net interest income	$8,620	$8,455	$8,082	$8,049	$7,829
Provision for loan losses	70	35	-	69	90
Non-interest income	1,276	2,036	1,471	1,242	1,077
Non-interest expense	6,060	6,076	6,207	6,017	5,924
Net income before income taxes	3,766	4,380	3,346	3,205	2,892
Provision for income taxes	1,298	1,550	1,139	883	962
Net income	$2,468	$2,830	$2,207	$2,322	$1,930

Earnings per common share - basic	$0.31	$0.35	$0.27	$0.29	$0.24
Earnings per common share - diluted	$0.31	$0.35	$0.27	$0.29	$0.24
Dividends paid per common share	$0.125	$-	$0.125	$-	$0.12
Return on average common equity	11.04%	13.14%	10.73%	11.07%	9.28%
Return on average assets	0.98%	1.14%	0.91%	0.95%	0.82%
Net interest margin (1)	3.78%	3.74%	3.69%	3.68%	3.73%
Efficiency ratio (2)	59.55%	61.14%	63.88%	60.79%	62.08%

Capital - Period End
Book value per common share	$11.07	$10.89	$10.40	$10.19	$10.24

Credit Quality - Period End
Nonperforming assets/ total assets	0.16%	0.32%	0.38%	0.42%	0.43%
Loan loss reserve/ gross loans	1.24%	1.26%	1.28%	1.28%	1.29%

Period End Balance Sheet
($ in thousands)
Total assets	$996,721	$1,020,495	$989,879	$1,002,110	$947,017
Gross loans	636,609	623,809	612,894	610,949	602,569
Nonperforming assets	1,564	3,242	3,777	4,247	4,099
Allowance for loan losses	7,917	7,854	7,827	7,832	7,767
Deposits	901,716	925,786	899,169	914,093	859,756
Common equity	89,676	88,100	84,061	82,450	82,858

Non-Financial Data
Full-time equivalent staff	164	164	159	161	158
Number of banking offices	16	16	16	16	16

Common Shares outstanding
Period end	8,098,605	8,089,705	8,082,205	8,088,455	8,093,555
Period average - basic	8,064,690	8,062,026	8,041,829	8,032,380	8,030,782
Period average - diluted	8,083,137	8,080,030	8,071,768	8,066,575	8,063,381

Market Ratios
Stock Price	$16.79	$13.90	$13.20	$12.55	$10.20
Price/Earnings	13.83	9.87	11.86	10.94	10.70
Price/Book	1.52	1.28	1.27	1.23	1.00

	Nine Months Ended September 30,
($ in thousands, except per share)	2017	2016

Net interest income	$25,157	$23,477
Provision for (reversal of) loan losses	105	415
Non-interest income	4,783	3,170
Non-interest expense	18,343	18,298
Net income before income taxes	11,492	7,934
Provision for income taxes	3,987	2,591
Net income	$7,505	$5,343

Earnings per common share - basic	$0.93	$0.67
Earnings per common share - diluted	$0.93	$0.66
Dividends paid per common share	$0.250	$0.240
Return on average common equity	11.64%	8.83%
Return on average assets	1.01%	0.78%
Net interest margin (1)	3.73%	3.84%
Efficiency ratio (2)	61.48%	63.95%

Capital - Period End
Book value per common share	$11.07	$10.24

Credit Quality - Period End
Nonperforming assets/ total assets	0.16%	0.43%
Loan loss reserve/ gross loans	1.24%	1.29%

Period End Balance Sheet
($ in thousands)
Total assets	$996,721	$947,017
Gross loans	636,609	602,569
Nonperforming assets	1,564	4,099
Allowance for loan losses	7,917	7,767
Deposits	901,716	859,756
Common equity	89,676	82,858

Non-Financial Data
Full-time equivalent staff	164	158
Number of banking offices	16	16

Common Shares outstanding
Period end	8,098,605	8,093,555
Period average - basic	8,056,265	8,022,602
Period average - diluted	8,078,353	8,058,558

Market Ratios
Stock Price	$16.79	$10.20
Price/Earnings	13.48	11.50
Price/Book	1.52	1.00

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.